PRESS RELEASE


Contacts:
Patrick L. Alexander
President and Chief Executive Officer
Mark A. Herpich
 Chief Financial Officer
(785) 565-2000


FOR IMMEDIATE RELEASE
April 30, 2002


Landmark Bancorp, Inc. Announces Results For the Quarter Ended March 31, 2002, a Stock
Repurchase Program and Declares Cash
Dividend


	(Manhattan, KS, April 30, 2002) Landmark
Bancorp, Inc. (Nasdaq: LARK), a bank holding company based in Manhattan, Kansas, reported net earnings for the quarter ended March 31, 2002 of $958,000, an increase of 73%, compared to net earnings of $553,000 for the quarter ended March
31, 2001, according to Patrick L. Alexander,
President and Chief Executive Officer. Diluted earnings per share for the quarter ended March 31, 2002 was $.45 versus $.50 for the quarter ended
March 31, 2001. The decrease in earnings per share is primarily the result of the issuance of 817,806 shares to former MNB Bancshares, Inc.
shareholders as a result of the October 9, 2001 merger. As previously reported, Landmark Bancorp completed the merger of Landmark Bancshares, Inc.
with MNB Bancshares, Inc. on October 9, 2001.
Accordingly, the results for the quarter ended March
31, 2002 include MNB's results while the comparable quarter from the prior year does not.

Landmark Bancorp's annualized return on
average assets improved to 1.12% for the quarter
ended March 31, 2002 compared to .99% for the
quarter ended March 31, 2001.   In addition, the
annualized return on average equity increased from 9.28% for the quarter ended March 31, 2001 to 9.64% for the quarter ended March 31, 2002. The company also announced its board of directors declared a cash dividend of 15 cents per share to shareholders of record as of May 8, 2002, payable
May 16, 2002.

	Alexander remarked, "We continue to be
extremely excited about the October 9, 2001 merger of Landmark Bancshares and MNB Bancshares.
Our earnings increased $405,000 in 2002 to $958,000, compared to earnings of $553,000 for the quarter ended March 31, 2001. This reflects the enhanced earnings power of the combined company and the progress made to date in assimilating the two companies from an operational perspective. We are continuing to identify and anticipate implementing and achieving the majority of the remaining cost savings by the third quarter of 2002.
This process will be facilitated by the consolidation of our data processing systems scheduled to occur in June, 2002."

	Alexander further stated, "Our lending staff's efforts are focused on growing our commercial and consumer loan portfolios. These efforts will not only further our plans to diversify the loan portfolio with a mix of higher yielding assets, but will also allow us to more profitably employ the liquidity position we currently have as a result of refinancings and paydowns in our residential mortgage portfolio.
As this effort continues to progress, it should further enhance our earnings capability and reduce our earnings exposure related to increasing interest rates. We anticipate that the cost savings discussed earlier, coupled with the efforts of our lending staff, will improve profitability and enhance our stockholders' value."

	Landmark Bancorp also announced that the company's board of directors approved a new stock repurchase program enabling the company to repurchase up to 100,800 shares, or 5% of its outstanding stock. The company reported the successful completion of the 5% stock repurchase program initiated in December 2001, which resulted in the company repurchasing 97,039 shares at an average cost per share of $20.68. The board of directors approved the new program because it feels that the company's stock continues to be an excellent value. The company currently has approximately 2 million common shares outstanding.

	Landmark Bancorp, Inc.'s total assets
declined slightly to $339 million at March 31, 2002 compared to $350 million at December 31, 2001.
Loans receivable, net were $232 million at March
31, 2002 compared to $241 million at December 31,
2001.  At March 31, 2002 and December 31, 2001,
the allowance for loan losses was $2.6 million, or 1.1% of net loans.

	Landmark Bancorp, Inc. is the holding
company for Landmark National Bank.  Landmark
National Bank has branches in Manhattan (2),
Auburn, Dodge City (2), Garden City, Great Bend,
Hoisington, LaCrosse, Osage City, Topeka and
Wamego, Kansas.

	Financial highlights for Landmark Bancorp,
Inc. are attached.  In conjunction with the October
9, 2001 merger, Landmark Bancorp, Inc. has changed its fiscal year end from September 30 to December 31. Accordingly, the quarter ended
December 31, 2001 was reported on Form 10-K as a transition period. Landmark Bancorp, Inc.'s initial twelve-month fiscal year end will conclude on December 31, 2002.

	Forward Looking Statements. This release may contain forward looking statements. Forward looking statements are identifiable by the inclusion of such qualifications as expects, intends, believes, may, likely or other indications that the particular statements are not based upon facts but are rather based upon the company's beliefs as of the date of this release. Actual events and results may differ significantly from those described in such forward looking statements, due to changes in the economy, interest rates or other factors. For additional information about the factors, please review our filings with the Securities and Exchange
Commission.